SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

April 4, 2006 (March 31, 2006)

Atlantic Express Transportation Corp.

(Exact Name of Registrant as Specified in Charter)

New York	4151	13-3924567
(State or Other Jurisdiction	(Primary Standard Industrial	(IRS Employer
of Incorporation)	Classification Code Number)	Identification No.)

7 North Street Staten Island, New York 10302-1205

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (718) 556-8079

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry Into a Material Definitive Agreement

On March 31, 2006 Atlantic Express Transportation Corp. (the “Company”) entered into the Third Supplemental Indenture (the “Supplemental Indenture”), among the Company, the Guarantors named therein and The Bank of New York, as Trustee and Collateral Agent. The Supplemental Indenture was entered into pursuant to the consent of the holders of the majority of the outstanding aggregate principal amount of the Company’s 12% Senior Secured Notes due 2008 and Senior Secured Floating Rate Notes due 2008 (collectively, the “Notes”). The holders of the majority of the outstanding aggregate principal amount of the Company’s 10% Third Priority Secured Notes due 2008 (the “Third Priority Notes”) also consented to the same changes as the changes contained in the Supplemental Indenture. The new terms of the Supplemental Indenture apply to all holders of the Notes and the Third Priority Notes. No consideration was paid to the consenting holders. The Supplemental Indenture (i) amends the definition of the term “Asset Sale” to exclude the sale of accounts receivable; (ii) amends the definition of the term “Permitted Indebtedness” to increase the size of the permitted bank debt basket from $20.0 million to $30.0 million; (iii) amends the “Limitation on Asset Sales” covenant to require the Company to apply 80% of net cash proceeds in excess of $10.0 from asset sales occurring after the date of the Supplemental Indenture to offer to repurchase the Notes and the Third Priority Notes; (iv) amends the “Maintenance of Consolidated EBITDA” covenant such that it will not apply until the four consecutive quarters ending December 31, 2006 and will require minimum “Consolidated EBITDA”, as defined in the Indenture governing the Notes, of $23.0 million. The foregoing summary is for convenience only and is qualified in its entirety by the terms of the Supplemental Indenture a copy of which is attached hereto as Exhibit 4.1. A copy of the press release announcing the entry into the Supplemental Indenture is attached hereto as Exhibit 99.1.

On April 1, 2006, the Company entered into a Letter Agreement (the “Gatto Letter Agreement”), among the Company, Atlantic Express Transportation Group Inc. (“Group”) and Domenic Gatto, amending the Fourth Amended and Restated Employment Agreement, dated November 25, 2003, among the Company, Group and Domenic Gatto, to extend the term of Mr. Gatto’s employment by one year. A copy of the Gatto Letter Agreement is attached hereto as Exhibit 10.1.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 1, 2006, the Company entered into a Letter Agreement (the “Schlenker Letter Agreement”), among the Company, Group and Nathan Schlenker, amending the Fourth Amended and Restated Employment Agreement, dated October 25, 2004, among the Company, Group and Nathan Schlenker, as amended by the letter agreement dated March 1, 2005. Pursuant to the Schlenker Letter Agreement, Mr. Schlenker has agreed to reassume his duties as Chief Financial Officer of the Company and Group effective as of April 15, 2006. In addition, Neil Abitabilo has informed the Company that he will be resigning as the Chief Financial Officer of the Company and Group effective as of April 15, 2006.

Mr. Schlenker is 67 years old and has been with the Company and its predecessor since 1990. During that period he has served as Executive Vice President, Secretary, Treasurer,

Director of Finance and Chief Financial Officer. He was the Chief Financial Officer of the Company since its formation until 2004, at which point he assumed the duties of Director of Finance. He also served as Executive Vice President, Secretary and Treasure of the Company and Group from 1998 to 2004. Prior to 1991 Mr. Schlenker was the Vice President of Finance of Feuer Leather Corporation, an international leather manufacturer and marketing firm. From 1973 until 1985, Mr. Schlenker was a partner of Ekstein,  Ekstein &  Schlenker,  a firm of certified public accountants.

The employment agreement, as amended, with Mr. Schlenker provides for his continued employment with the Company and Group until December 31, 2007. Under the terms of the employment agreement, Mr. Schlenker receives annual compensation in the amount of $335,834 base salary, which will be increased on November 1, 2006, by the greater of 3% or last twelve months’ increase in the consumer price index. In the event of a change of control of the Company or Group, Mr. Schlenker will receive a cash exit bonus equal to the fair market value of 0.5% of the Company’s common shares on the date of such change of control. The exit bonus is also due and payable on a reduced basis, as described therein, in certain situations where Mr. Schlenker is terminated or resigns. In the event a change of control has not occurred prior to December 31, 2010, the exit bonus is payable January 1, 2011. The employment agreement also contains covenants governing confidentiality, non-competition and non-solicitation upon termination of his employment. The non-competition continues for a period of 18 months (24 months if a majority of the common shares of Group is then owned by the current shareholders) following termination of Mr. Schlenker’s employment by Group and the Company. Copies of Mr. Schlenker’s Fourth Amended and Restated Employment Agreement, dated October 25, 2004, the letter agreement dated March 1, 2005, and the Schlenker Letter Agreement are attached hereto as Exhibits 10.2, 10.3 and 10.4, respectively.

Except for the employment agreement described above, since the beginning of the Company’s last fiscal year, there has not been any transaction or series of similar transactions, or any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is a party, in which the amount involved exceeds $60,000 and in which Mr. Schlenker or any of his immediate family members had, or will have, a direct or indirect material interest.

Item 9.01.                                          Financial Statements and Exhibits.

(c) Exhibits:

4.1	Third Supplemental Indenture, dated March 31, 2006
10.1	Letter Agreement, dated April 1, 2006, with Domenic Gatto
10.2	Fourth Amended and Restated Employment Agreement, dated October 25, 2004, with Nathan Schlenker
10.3	Letter Agreement, dated March 1, 2005, with Nathan Schlenker
10.4	Letter Agreement, dated April 1, 2006, with Nathan Schlenker
99.1	Press Release, dated April 4, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 4, 2006

ATLANTIC EXPRESS TRANSPORTATION CORP.

/s/ Domenic Gatto
Name:	Domenic Gatto
Title:	Chief Executive Officer